Exhibit 99.1

CervoMed Announces Appointment of Industry Leader Joshua Boger, Ph.D., as Chair of the Board

Dr. Boger is the founder, and retired CEO and Board Chair, of Vertex Pharmaceuticals

CervoMed on track to complete enrollment in 1H 2024 in its RewinD-LB Phase 2b clinical trial evaluating neflamapimod in patients with dementia with Lewy bodies; topline data expected in 2H 2024

Boston – February 7, 2024 – CervoMed Inc. (NASDAQ: CRVO), a clinical-stage company developing treatments for degenerative diseases of the brain, today announced the appointment of Joshua Boger, Ph.D., to its Board of Directors (Board) and as Chair of the Board. Dr. Boger is an innovative scientist and highly successful business executive who brings extensive drug development and biopharmaceutical company leadership experience to CervoMed as it progresses toward an important inflection point. Topline data from the RewinD-LB Phase 2b clinical trial evaluating neflamapimod in dementia with Lewy bodies (DLB) is expected in the second half of 2024. The Board Chair position was formerly held by CervoMed co-founder Dr. Sylvie Gregoire, who will continue to serve as a director.

“It is a pleasure to welcome Joshua, the founder of Vertex and an esteemed industry leader, to our Board of Directors,” said John Alam, M.D., Chief Executive Officer of CervoMed. “Our lead program, neflamapimod, was licensed from Vertex and has the potential to offer a highly differentiated, first-to-market treatment option for DLB. This is an ideal time for Joshua’s appointment, and we look forward to leveraging his extensive experience and strategic insights as we progress towards topline efficacy results in RewinD-LB, which has transformational potential for the company. We remain on track to fully enroll RewinD-LB within the first half of this year, followed by topline efficacy results in the second half of 2024.”

Dr. Boger added, “I am thrilled to join the team and Board of CervoMed, as neflamapimod has the potential to fundamentally change the lives of patients with DLB and their caregivers. As an investor I’ve closely followed neflamapimod since 2016. The dramatic progress in the last two years in understanding the mechanism of action against cholinergic degeneration, and the Phase 2a clinical results in DLB, gives me great confidence in neflamapimod’s potential to successfully advance through Phase 2b and eventually to approval in DLB. I look forward to working closely with CervoMed’s outstanding team and Board, to lay the foundation for sustained growth and advance the Company’s mission."

Dr. Joshua Boger is an industry veteran who has served in multiple scientific and business leadership roles in his 40+ year career. He currently serves as Executive Chairman of Alkeus Pharmaceuticals. Dr. Boger founded Vertex in 1989 and was the Chief Executive Officer from 1992 until 2009. He continued to serve on the Vertex Board and Chair Vertex’s Science & Technology Committee until 2017. Prior to founding Vertex, Dr. Boger was Senior Director of Basic Chemistry at Merck Sharp & Dohme Research Laboratories in Rahway, NJ, where he headed both the Departments of Biophysical Chemistry and Medicinal Chemistry of Immunology & Inflammation. During his 10 years at Merck, Dr. Boger developed an international reputation in the application of computer modeling to the chemistry of drug design and pioneered the use of structure-based rational drug design as the basis for drug discovery programs. Dr. Boger holds a Bachelor of Arts degree in Chemistry and Philosophy from Wesleyan University and a Master's and Doctorate Degree in Chemistry from Harvard University. His postdoctoral research in molecular recognition was performed in the laboratories of the Nobel-prize winning chemist, Jean-Marie Lehn, in Strasbourg, France. He has authored over 50 scientific publications and holds 32 issued U.S. patents in pharmaceutical discovery and development.

About Dementia with Lewy Bodies (DLB)

DLB is the third most common degenerative disease of the brain (after Alzheimer’s disease and Parkinson’s disease), with approximately 700,000 individuals in each of US and EU. Patients with this disease accumulate protein deposits, called Lewy bodies, in the brain’s nerve cells. This negatively affects cognitive ability, including attention, judgement, and reasoning, along with motor function. Patients with DLB incur higher healthcare costs, have longer hospitalizations, report lower quality of life, and have caregivers with higher levels of distress when compared to patients with Alzheimer’s disease. No treatments for DLB have been approved by the U.S. FDA or European Medicines Agency, and there are limited drugs in development. The current standard of care is cholinesterase inhibitor therapy, which is approved for use in Alzheimer’s disease, but in DLB patients only transiently improves cognition and does not impact motor component.

About Neflamapimod

Neflamapimod is an investigational, orally administered small molecule brain penetrant that inhibits p38MAP kinase alpha (p38a). In preclinical studies, neflamapimod reversed synaptic dysfunction, including and particularly within the part of the brain most impacted in DLB – the basal forebrain cholinergic system. In Phase 1 and Phase 2 clinical studies involving more than 300 participants, neflamapimod has been shown to be generally well tolerated. Results from the AscenD-LB Phase 2a clinical study demonstrated that neflamapimod significantly improved dementia severity (assessed by Clinical Dementia Rating Sum-of-boxes, or CDR-SB) compared to placebo and significantly improved functional mobility (assessed by Timed Up and Go Test, or TUG test) compared to placebo. At the highest dose evaluated, neflamapimod also improved cognition. The treatment response in AscenD-LB in patients without Alzheimer’s-related co-pathology (evaluated by a blood test, plasma ptau181) was substantial (effect size > 0.7) and greater than the overall patient population. The combined preclinical and clinical data are consistent with neflamapimod treating the underlying DLB disease process.

About the RewinD-LB Phase 2b Study in Dementia with Lewy Bodies

CervoMed’s ongoing Phase 2b study, RewinD-LB, is a randomized, 16-week, double-blind, placebo-controlled clinical trial evaluating oral neflamapimod (40mg three times per day) in up to 160 patients with prodromal DLB or mild dementia due to DLB. Patients completing the 16-week placebo-controlled study period will be able to continue in the study while receiving open label neflamapimod treatment for an additional 32 weeks. Patients with AD-related co-pathology, assessed by a blood biomarker (plasma ptau181), will be excluded. The primary endpoint in the study is change in CDR-SB, and secondary endpoints include the TUG test, a cognitive test battery, and the Clinician’s Global Impression of Change. The RewinD-LB study is funded by a $21 million grant from the National Institutes of Health's National Institute on Aging, which will be disbursed over the course of the study as costs are incurred. The study includes 41 sites (30 in the United States, 8 in the United Kingdom, 3 in the Netherlands), all of which have been initiated. More information on the RewinD-LB study, including contact information on active clinical trial sites, is available at clinicaltrials.gov.

About CervoMed

CervoMed Inc. is a clinical-stage biotechnology company focused on developing treatments for degenerative diseases of the brain. The company is currently developing neflamapimod, an investigational, orally administered small molecule brain penetrant that inhibits p38MAP kinase alpha (p38a). Neflamapimod has the potential to treat synaptic dysfunction, the reversible aspect of the underlying neurodegenerative processes that causes disease in DLB and certain other major neurological disorders. Neflamapimod is currently being evaluated in a Phase 2b study in patients with DLB.

Forward-Looking Statements

This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding the intentions, plans, beliefs, expectations or forecasts for the future of the Company, including, but not limited to, the therapeutic potential of neflamapimod and anticipated timing of clinical milestones. Terms such as "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately," "potential" or other words that convey uncertainty of future events or outcomes may identify these forward-looking statements. Although there is believed to be reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company's control and, as a result, actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risks and uncertainties include, among other things, those related to: the Company's available cash resources and the availability of additional funds on acceptable terms; the results of the Company’s clinical trials; the likelihood and timing of any regulatory approval of neflamapimod or the nature of any feedback the Company may receive from the U.S. Food and Drug Administration; the ability to implement business plans, forecasts, and other expectations in the future; general economic, political, business, industry, and market conditions, inflationary pressures, and geopolitical conflicts; and the other factors discussed under the heading "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the three-month period ended September 30, 2023 filed with the U.S. Securities and Exchange Commission (SEC) on November 13, 2023, and other filings that the Company may file from time to time with the SEC. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified). The Company does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except to the extent required by law.

Investor Contact:

PJ Kelleher

LifeSci Advisors

Investors@cervomed.com

617-430-7579

Media Contact:

Tressa Frankel

Health+Commerce

tressa@healthandcommerce.com